EXHIBIT 99.1

Orsus Xelent Sees 16% Gain In Revenues in 2008:
Despite Economic Environment Anticipates Sales in 2009 Will
Grow More Than 15% As It Begins To Broaden Product Lines

NEW YORK, NY—December 30, 2008 – At the annual meeting held today for Orsus Xelent Technologies, Inc. (AMEX:ORS), a designer and manufacturer of award-winning mobile phones for the Asian market, Mr. Wang Xin, the Company’s CEO, updated guidance for the year ending December 31, 2008.

In his comments to shareholders, Mr. Wang stated, “In the face of the ongoing restructuring of the Chinese telecommunications market and the deteriorated economic and financing conditions, which led to increased competition, in 2008 we pursued a successful strategy of focusing on sales of lower end handsets mainly in China’s rural areas.  This has permitted us to achieve still another year of double digit growth and helped us to maintain our market position.”

“I am pleased to report that for the full year of 2008,” Mr. Wang said, “our results are expected to be slightly above the low end of the 15% to 20% range we had projected, with revenues currently estimated to exceed $104.3 million, or approximately 16% ahead of results in 2007.”

He added that “the Company expects to achieve a profit in 2008, however, it is too early to disclose a specific number.”

Reflecting the Company’s strategy, approximately 83% of the Company’s phone sales in 2008  were phones priced below 1500RMB per unit.  Nevertheless, these phones offered a very competitive array of features and highly appealing designs which proved attractive to customers.

Another Year of Growth in 2009 Despite Economic and Financing Hurdles

“In 2008, we were hampered by both external industry and economic conditions and an inability to achieve a level of financing that would have permitted a stronger R&D effort as well as the acquisition of a manufacturing facility.   We believe this acquisition also would help generate further improvement in margins and an ability to improve our reaction to changes in the marketplace,” Mr. Wang said.

“Going into 2009, we continue to seek the financing necessary to complete our target acquisition of Dalian Daxian Investment Development Co. LTD, which is currently on hold.  In this regard, we would hope that our strong track record of success as a public company will help us achieve our goals in this area which we think will solidify our growth prospects,” he added.

“At the same time,” he said, “we do expect to be able to begin to broaden our product line again in 2009, in particular with respect to 1) the distribution of 3G products which we believe could contribute 15% of our total sales, 2) entering new markets like CMMB (China Multimedia Mobile Broadcasting) which could account for 5% of  total sales, and 3) increased collaboration with telecom operators and professional customers which could account for 20% of sales.  In general, we will continue to focus on the Company’s traditional strengths, through which we expect to see steady improvement in our GSM products.”

“Recognizing the constraints of the economic environment, we nevertheless believe that the strategy we have in place for 2009 will generate a profitable sales increase of at least 15% compared with the current year, which we believe can be achieved without additional equity financing or our completion of the targeted acquisition as previously discussed.  We hope this proves to be conservative if the economic environment shows sign of improvement and we can achieve our financing and acquisition goals,” Mr. Wang said.

About Orsus Xelent Technologies, Inc.

Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China ("PRC"). The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as fingerprint recognition and touch-screen displays. The Company also is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

Contact:
     Contact:
     Orsus Xelent Technologies, Inc.
     Xavier Xin Wang
     President & CEO

     PRC:
     Tel 010-85653777
     Fax 010-85653666

     US:
     Investors:
     Tel: 212-402-7838
     Fax: 212-425-6951

     Press:
     Tel: 212-425-5700
     Fax: 212-425-6951